                                   EXHIBIT 21

                   SUBSIDIARIES OF NATIONAL AUTO CREDIT, INC.

                                                 State of                    Percent by
Corporate Name                                   Organization                National Auto Credit, Inc.
--------------                                   ------------                --------------------------

ARAC, Inc. (1)                                   Delaware                    100%
Audience Response Systems, Inc.                  New York                    100%
Campus Group Companies, Inc.                     New York                    100%
Illumine Entertainment, Inc.                     Delaware                    100%
NAC, Inc. (2)                                    Delaware                    100%
National Cinemas, Inc.                           Delaware                    100%
OMI Business Communications, Inc.                New York                    100%
ZoomLot Corporation                              Delaware                    100%

         All of the subsidiaries listed above are included in the consolidated financial statements of NAC. NAC also has various subsidiaries which, when considered in the aggregate, do not constitute a significant subsidiary.

(1)  Formerly operated under the name of Agency Rent-A-Car and its divisions,
     Altra Auto Rental, Automate Auto Rental and National Motors.

(2)  NAC, Inc. is a wholly-owned subsidiary of ARAC, Inc.